Exhibit 21.1

LIST OF PENNYMAC FINANCIAL SERVICES, INC. SUBSIDIARIES

as of December 31, 2020

Entity	Entity Type	State or Other Jurisdiction of Incorporation or Organization
Private National Mortgage Acceptance Company, LLC	Limited Liability Company	Delaware
PNMAC Capital Management, LLC	Limited Liability Company	Delaware
PennyMac Loan Services, LLC	Limited Liability Company	Delaware
PNMAC GMSR ISSUER TRUST	Statutory Trust	Delaware
PNMAC Holdings, Inc.	Corporation	Delaware
PennyMac Services, Inc.	Corporation	California
PennyPantry, LLC	Limited Liability Company	California
PFSI Funding, LLC	Limited Liability Company	Delaware
PFSI EBO Series I, LLC	Limited Liability Company	Delaware
PFSI REO Series I, LLC	Limited Liability Company	Delaware
PFSI Mortgage Finance Series I, LLC	Limited Liability Company	Delaware
PFSI 2020-EBO1 Trust	Statutory Trust	Delaware